Exhibit 10 (ii)

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into this 31st day of December, 2003, by and between NDCHEALTH CORPORATION, a Delaware corporation (“NDCHealth”), and ARCLIGHT SYSTEMS LLC, a Delaware limited liability company (“Arclight”).

BACKGROUND:

A. Arclight receives Member Data from each Arclight Member and has certain data processing protocols and products relating to such Member Data.

B. NDCHealth receives similar pharmacy retail data from certain Arclight Members and from other sources and has similar data processing protocols and products relating to such data.

C. NDCHealth desires to license on an exclusive basis certain data, products, trademarks and technology from Arclight, and Arclight desires to grant such license to NDCHealth, all subject to and in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS.

“Additional Contingent Exclusivity Fee” shall have the meaning specified in Section 8.2.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common ownership or control with such Person. As used herein, “control” means the power to direct the management and affairs of a Person, and “ownership” means the beneficial ownership of 50% or more of the voting equity securities or other equivalent voting interests of the Person.

“Agreement to be Bound” shall have the meaning specified in Section 3.2.

“Annual Term” shall have the meaning specified in Section 6.2.

“Applicable Percentage” shall have the meaning specified in Section 8.5.

“Arclight” shall have the meaning set forth in the preamble.

“Arclight Data” shall mean all Member Data provided to Arclight (or to NDCHealth on Arclight’s behalf) by all Arclight Members at any time prior to the termination or expiration of this Agreement (including all Member Data provided prior to the date hereof).

“Arclight Member” shall mean all current equity owner members of Arclight. The Arclight Members as of the date hereof are listed on Exhibit A.

“Arclight Product” shall mean each of the Arclight products listed on Exhibit B.

“Arclight Representative” shall have the meaning specified in Section 6.2.

“Arclight System” shall mean the system to be established by NDCHealth (at its sole cost and expense) and located within its data center in Atlanta, Georgia, designed to receive and perform initial processing of Arclight Data as contemplated by Exhibit F, and which system shall (i) be separate and independent from NDCHealth’s Information Management Business and (ii) be operated and maintained by personnel who are neither employed by nor subject to the management control of the Information Management Business.

“Arclight Technology” shall mean all copyrights and copyright applications, copyrightable works, mask works, patents and patent applications, processes, inventions, computer programs, trade secrets, confidential information and materials, goodwill and other intellectual property owned by Arclight (and all specifications, functionality requirements and instructions therefor and all Improvements thereto owned by Arclight pursuant to Section 2.6), including its data quality control process (which encompasses receipt, edits and cleansing for accuracy and reporting consistency), its projection and statistical analysis methodology, its database and report production process, its encryption technology, and its process which matches prescription data to de-identified patients across Arclight Members other than Wal-Mart (and matches prescription data to de-identified patients within Wal-Mart), but specifically excluding (i) all intellectual property rights licensed to Arclight and (ii) all Arclight Technology relating exclusively to the ScriptLine business previously operated by Arclight.

“Arclight Trademarks” shall mean the trademarks, service marks, logos, trade dress and trade names set forth on Exhibit J and any applications and registrations therefor.

“Average Closing Price” shall have the meaning specified in Section 8.1.

“Closing” shall have the meaning specified in Section 17.1.

“Closing Date” shall mean the date and time on which the Closing actually occurs.

“Confidential Information” shall mean the proprietary and confidential data or information of a party, other than its Trade Secrets, which is of tangible or intangible value to such party and is not generally known by or available to the competitors of such party. Notwithstanding the foregoing, Confidential Information shall not include any data or information used in accordance with the terms of this Agreement which (i) at the time of disclosure to the receiving party is in the public domain or thereafter enters the public domain through no wrongful act or omission of the receiving party; (ii) is already known by the receiving party at the time of disclosure by the disclosing party and such data or information is not otherwise subject to confidentiality obligations of the receiving party; (iii) is received from a third party who, to the receiving party’s knowledge, may disclose such data or information without violation of any confidentiality obligation; or (iv) is independently developed by the receiving party without reference to the disclosing party’s Confidential Information or Trade Secrets.

“Coordinating Committee” shall have the meaning specified in Section 6.1.

“Core Product” shall mean each of the NDCHealth products listed on Exhibit C.

“Data Contribution Agreements” shall mean those certain Data Contribution Agreements listed on Exhibit D pursuant to which the Arclight Members who are parties thereto deliver Member Data to Arclight.

“Data Delivery Agreement” shall mean that certain Data Delivery Agreement between NDCHealth and Arclight dated as of May 29, 2002, as amended from time to time.

“DDA Amendment” shall have the meaning specified in Section 7.

“Dispute” shall have the meaning specified in Section 19.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“First Committee Meeting” shall have the meaning specified in Section 6.3.

“Fiscal Year” shall mean NDCHealth’s fiscal year which begins on the Saturday closest to June 1 of a particular year and ends on the Friday closest to June 1 of the following year. NDCHealth’s 2005 Fiscal Year means May 29, 2004, through May 27, 2005.

“GAAP” shall have the meaning specified in Section 10.4.

“HIPAA” shall have the meaning specified in Section 9.

“HSR Act” shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder).

“Improvements” shall have the meaning specified Section 2.6.

“Information Management Business” shall mean the information management business which provides decision-support solutions to pharmaceutical manufacturers based on data from retail pharmacies, drug wholesalers and pharmaceutical manufacturers operated by NDCHealth Information Services (Arizona), Inc. (or any successor thereto), which entity performs, except as set forth in the proviso below, (i) all direct sales activities and (ii) all customer service and relationship management for NDCHealth’s information management business; provided, however, the parties acknowledge that certain administrative and management functions with respect to NDCHealth’s information management business are performed by NDCHealth’s senior executive officers located at NDCHealth’s headquarters in Atlanta, Georgia.

“Initial Exclusivity Fee” shall have the meaning specified in Section 8.1.

“Initial NDCHealth Shares” shall have the meaning specified in Section 11.4.

“Licensed Items” shall mean the Arclight Data, the Arclight Products, the Arclight Technology and the Arclight Trademarks.

“Longitudinal Product” shall mean any product which matches prescription data to de-identified patients across a group of retail pharmacies.

“Material Adverse Effect” shall mean any event, change or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of NDCHealth.

“Member Data” shall mean all prescription and related data provided to Arclight (or to NDCHealth on Arclight’s behalf) by any Arclight Member at any time prior to the termination or expiration of this Agreement (including all such data provided prior to the date hereof). The data elements and format of Member Data as of the date hereof are set forth on Exhibit E.

“NDCHealth” shall have the meaning specified in the preamble.

“NDCHealth Common Stock” shall mean the $0.01 par value common stock of NDCHealth.

“NDCHealth Representative” shall have the meaning specified in Section 6.2.

“NDCHealth Products” shall mean Core Products, Non-Core Products and R&C Studies.

“Net Revenue” shall mean NDCHealth’s consolidated gross revenues from the sale of NDCHealth Products, less any applicable sales allowances and discounts, all determined in accordance with generally accepted accounting principles (in the manner applied by NDCHealth in its SEC Documents as of the date of this Agreement).

“Non-Core Product” shall mean any product (including all Longitudinal Products) other than a Core Product which is sold by NDCHealth or any of its Affiliates to any third party and into which Arclight Data (whether or not such data is also purchased by NDCHealth pursuant to separate agreements with Arclight Members or third party aggregators) is commingled, combined, aggregated or disaggregated or in connection with which any other Licensed Item (excluding all Arclight Technology other than Arclight’s longitudinal data linking processes) is used, but specifically excluding R&C Studies.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

“Potential Infringement” shall have the meaning specified in Section 2.9(a).

“R&C Studies” shall mean de-identified patient research and tracking studies which are sold by NDCHealth or any of its Affiliates to any third party and into which Arclight Data (whether or not such data is also purchased by NDCHealth pursuant to separate agreements with

Arclight Members or third party aggregators) is commingled, combined, aggregated or disaggregated or in connection with which any other Licensed Item (excluding all Arclight Technology other than Arclight’s longitudinal data linking processes) is used.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of the Closing Date, by and between Arclight and NDCHealth, substantially in the form attached hereto as Exhibit K.

“SEC” shall mean the Securities and Exchange Commission, including any governmental authority or agency succeeding to the functions thereof.

“SEC Documents” shall have the meaning specified in Section 10.3.

“Securities Act” shall mean the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Trade Secret” shall mean each “trade secret” of a party as defined under applicable law.

“Transaction” shall have the meaning specified in Section 15.4.

“Transition Agreement” shall mean that certain Transition Agreement, dated as of the Closing Date, by and between NDCHealth and Arclight, substantially in the form attached hereto as Exhibit I.

“VAN” shall mean NDCHealth’s “value-added network” pursuant to which NDCHealth provides pharmacies with transaction-based services.

“Wal-Mart” shall mean Wal-Mart Stores, Inc.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of the Closing Date, by and between NDCHealth and Arclight, substantially in the form attached hereto as Exhibit L.

2. LICENSES.

2.1 Arclight Data. Subject to the terms and conditions of this Agreement, Arclight hereby licenses to NDCHealth, and NDCHealth hereby accepts from Arclight an exclusive, perpetual (with respect to Arclight Data received prior to the termination of this Agreement), worldwide right and license to use, collect, organize, re-format, translate, analyze, copy, sell, sublicense, exploit, modify, and create derivative works of all Arclight Data received by NDCHealth pursuant to this Agreement to enable NDCHealth to: (a) integrate such Arclight Data into one or more Core Products and/or Non-Core Products in connection with the marketing, license or sale of such products; (b) develop one or more Non-Core Products; and (c) use such Arclight Data in connection with the conduct and commercialization of R&C Studies.

2.2 Arclight Products. Subject to the terms and conditions of this Agreement, Arclight hereby licenses to NDCHealth, and NDCHealth hereby accepts from Arclight, an exclusive, worldwide right and license to use, sell (either directly or through its distribution channels), modify, sublicense (but only within its distribution channels and to its customers) and create derivative works of all Arclight Products during the term of this Agreement.

2.3 Arclight Technology. Subject to the terms and conditions of this Agreement, Arclight hereby licenses to NDCHealth, and NDCHealth hereby accepts from Arclight, an exclusive, worldwide right and license to use, copy, modify and create derivative works of all Arclight Technology during the term of this Agreement. Upon the request of Arclight in each instance, NDCHealth shall file and prosecute patent applications (or continue to prosecute pending patent applications) on behalf of, in the name of and in accordance with the instructions of Arclight for any portion of the Arclight Technology; provided, however, Arclight shall be responsible for all out-of-pocket costs and expenses incurred by NDCHealth in connection therewith.

2.4 Limitations on Use by NDCHealth. Notwithstanding anything else contained herein to the contrary, NDCHealth shall not: (a) present or report outside of the Arclight System any identifiable Arclight Member or Arclight Member pharmacy-specific information, data or derivatives thereof; or (b) disassemble, modify, isolate or separate any Arclight Data to learn the market share or sales volume or other non-public information of Arclight’s individual or collective data sources; provided, however, NDCHealth shall have the right to deliver Arclight Member data and store identifiable data to the Arclight Member who provided the underlying Member Data, but only to the extent permitted in any written agreement between NDCHealth and such Arclight Member. Notwithstanding anything else contained herein to the contrary, NDCHealth shall not commingle, combine, aggregate or disaggregate any Arclight Data in any Non-Core Product or any R&C Studies product suite offered for license or sale by NDCHealth or its Affiliates without the approval required by Section 6.4.

2.5 Exclusivity. Notwithstanding anything else contained herein to the contrary, except as set forth on Schedule 2.5, Arclight hereby covenants and agrees not to use and not to license, transfer, sell, assign or give to any person or entity (other than NDCHealth) during the term of this Agreement any of the Licensed Items (or any rights therein), without the prior written consent of NDCHealth in each instance (which consent may be granted or withheld by NDCHealth in its sole discretion).

2.6 Ownership. Except for the limited rights expressly granted herein, all right, title and interest in and to the Licensed Items are reserved by Arclight, and, except as expressly granted herein, nothing contained in this Agreement shall be construed as conferring any right, title, interest or license with respect to the Licensed Items upon NDCHealth, by implication, estoppel or otherwise. As between Arclight and NDCHealth, Arclight shall own all right, title and interest, including all intellectual property rights, in and to the Licensed Items. Any and all improvements, updates, modifications, revisions, variants and derivative works to any Licensed Items (and all intellectual property rights therein and thereto) (collectively “Improvements”) shall be owned by the party hereto which developed them; provided, however, NDCHealth hereby grants Arclight a non-exclusive, worldwide, perpetual, royalty-free, irrevocable right and license to use, copy, sell (either directly or through its distribution channels), sublicense (but only within its distribution channels and to its customers), modify and create derivative works of all NDCHealth-owned Improvements; provided further, that Arclight shall not exercise such right and license until the expiration or termination of this Agreement.

2.7 Marketing and Sales. NDCHealth shall use commercially reasonable efforts to promote, market and sell the NDCHealth Products during the term of this Agreement, including, (i) issuing a public announcement of the transactions contemplated hereby after the Closing (jointly sponsored and agreed upon with Arclight and any Arclight Member referenced in such announcement), (ii) continuation of NDCHealth’s current level of sales and marketing efforts (including participation in trade shows), and (iii) cooperation with certain Arclight Members in sales and marketing activities (to the extent deemed appropriate by NDCHealth and such Arclight Members).

2.8 Arclight Trademarks.

(a) Arclight hereby grants to NDCHealth an exclusive, worldwide right and license to use, modify, sublicense (but only within its distribution channels) the Arclight Trademarks during the term of this Agreement.

(b) All uses of the Arclight Trademarks by NDCHealth shall materially conform to the standards and specifications used by Arclight as of the Closing. At the reasonable request of Arclight from time to time, NDCHealth shall, at its sole cost and expense, submit to Arclight samples of its uses of the Arclight Trademarks. NDCHealth shall (a) comply with all reasonable requests made by Arclight to maintain the quality standards and goodwill of all products and services containing the Arclight Trademarks sold or provided by NDCHealth in keeping with Arclight’s use of the Arclight Trademarks prior to the execution of this Agreement and (b) consult with Arclight regarding the maintenance of such quality standards and goodwill. NDCHealth agrees that services and products provided in connection with the Arclight Trademarks shall be of high quality, reflecting the prestige of the Arclight Trademarks and maintaining Arclight’s image at the same level and prestige as heretofore maintained.

(c) NDCHealth shall be solely responsible for ensuring that all products and services containing the Arclight Trademarks sold or provided by NDCHealth comply with all applicable laws and regulations and have received any required governmental approvals.

(d) All uses of the Arclight Trademarks by NDCHealth, and all goodwill generated by such uses, shall inure to the benefit of Arclight.

(e) NDCHealth shall affix or cause to be affixed to all uses of the Arclight Trademarks such trademark or service mark notices as may be supplied by Arclight or as may otherwise be reasonably directed by Arclight.

(f) NDCHealth shall not at any time contest Arclight’s right, title or interest in the Arclight Trademarks or, at any time during the term of this Agreement or after the expiration or termination hereof, use, register or apply for any trade name, domain name or any other name, mark or trade dress that is the same as or confusingly similar to or which dilutes any of the Arclight Trademarks.

2.9 Infringement.

(a) NDCHealth shall promptly notify the Coordinating Committee in the event NDCHealth determines that any Arclight Trademark or Arclight Technology is being infringed, misappropriated, violated or adversely affected by any unauthorized or unlawful use by any third party (each, a “Potential Infringement”). The Coordinating Committee shall then meet as soon as reasonably practicable to discuss such Potential Infringement.

(b) In the event both NDCHealth and Arclight elect to take action to prevent such Potential Infringement and to prosecute the Person(s) responsible therefor, then the parties shall cooperate in good faith with respect thereto and share equally the costs thereof and all recoveries therefrom (except to the extent otherwise agreed by the parties).

(c) In the event Arclight, but not NDCHealth, elects to take action to prevent such Potential Infringement and to prosecute the Person(s) responsible therefor, then all costs thereof shall be borne by Arclight, and all recoveries therefrom shall be the sole and exclusive property of Arclight. NDCHealth shall, upon the request of and at the cost of Arclight, assist Arclight to the extent reasonably necessary in any action taken pursuant to this Section 2.9(c).

(d) In the event NDCHealth, but not Arclight, elects to take action to prevent such Potential Infringement and to prosecute the Person(s) responsible therefor, then all costs thereof shall be borne by NDCHealth, and all recoveries therefrom shall be the sole and exclusive property of NDCHealth. Arclight shall, upon the request of and at the cost of NDCHealth, assist NDCHealth to the extent reasonably necessary in any action taken pursuant to this Section 2.9(d). Notwithstanding the foregoing, NDCHealth shall not take any action pursuant to this Section 2.9(d) unless and until it delivers to Arclight written advice of outside counsel that the Potential Infringement is reasonably likely to materially impair NDCHealth’s rights under this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Section 2.9, NDCHealth shall not settle any suits or actions in any matter relating to a Potential Infringement or any of the Licensed Items without obtaining the prior written consent of Arclight, which consent shall not be unreasonably withheld or delayed. Arclight shall not settle any suits or actions in any manner relating to a Potential Infringement or any of the Licensed Items without the prior written consent of NDCHealth, which consent shall not be unreasonably withheld or delayed.

3. COMPOSITION OF ARCLIGHT DATA.

3.1 Arclight Members. Arclight hereby warrants to NDCHealth, as of the date hereof, that each of the Arclight Members listed on Schedule 3.1 has agreed in writing to continue to provide its Member Data to Arclight royalty-free until December 31, 2013. In addition, during the period from the date hereof until the Closing, Arclight shall use its commercially reasonable efforts to obtain the agreement of each Arclight Member not listed on Schedule 3.1 (excluding the Arclight Members listed on Schedule 8.5(a)) to continue to provide its Member Data to Arclight royalty-free until December 31, 2013. Upon the request of

NDCHealth, Arclight shall provide to NDCHealth copies of any documents evidencing the agreements contemplated by this Section 3.1.

3.2 Wal-Mart. During the period from the date hereof until the Closing, Arclight shall in good faith cooperate with NDCHealth in connection with any discussions between NDCHealth and Wal-Mart regarding the continued provision of Wal-Mart’s Member Data to Arclight. In addition, in the event Wal-Mart resigns as an Arclight Member in accordance with the terms of the Agreement To Be Bound, dated as of April 16, 2001 (the “Agreement To Be Bound”), between Arclight and Wal-Mart at any time during the term of this Agreement, then, (a) Arclight shall not terminate Wal-Mart’s Data Contribution Agreement pursuant to Section 4 of the Agreement To Be Bound without NDCHealth’s prior written consent; and (b) NDCHealth shall reimburse Arclight for the cost of any Wal-Mart Member Data provided to Arclight pursuant to Section 3(a) of Wal-Mart’s Data Contribution Agreement (as modified by Section 1(c) of the Agreement To Be Bound) after the date of Wal-Mart’s resignation. Notwithstanding anything else contained herein to the contrary, NDCHealth shall have no obligation to reimburse Arclight for any amounts owed by Arclight to Wal-Mart pursuant to Section 3(a)(ii) of Wal-Mart’s Data Contribution Agreement (as modified by Section 1(c) of the Agreement To Be Bound).

3.3 Waiver of Certain Rights. With respect to the period of time beginning at the Closing and continuing until any termination or expiration of this Agreement, Arclight hereby waives its rights to require NDCHealth to comply with Sections 8.4(a) and 8.4(c) of that certain Asset Purchase Agreement, dated as of May 29, 2002, between NDCHealth and Arclight (and Arclight hereby acknowledges and agrees that any failure by NDCHealth to comply therewith as contemplated hereby shall not constitute a breach or default thereof by NDCHealth).

4. TRANSMISSION OF ARCLIGHT DATA.

4.1 Security. In connection with its use of the Arclight Data hereunder, NDCHealth shall implement the security measures set forth on Exhibit F, and such other measures as may be necessary for NDCHealth to comply with applicable laws and regulations. In addition, upon the request of Arclight or any Arclight Member (but no more frequently than once per quarter, regardless of who requests it), NDCHealth shall, at its sole cost and expense, engage an independent third party to perform a security audit with respect to NDCHealth’s use of Arclight Data. Arclight and any Arclight Member may participate in any such audit and shall hold all Confidential Information and Trade Secrets of NDCHealth obtained during any such audit in confidence, except to the extent reasonably necessary for Arclight or any Arclight Member to enforce its rights under this Agreement or as otherwise required to be disclosed by law. Arclight or any Arclight Member shall give NDCHealth at least five (5) business days advance written notice of any requested audit. The parties shall cooperate in the conduct of the audit, and Arclight and any Arclight Member shall comply with the reasonable security procedures of NDCHealth in connection therewith. Any such audit shall be conducted during normal business hours and in a manner that does not interfere unreasonably with NDCHealth’s operations.

4.2 Quality Control. Arclight hereby represents and warrants to NDCHealth that, as of the date hereof, Exhibit G sets forth the quality control procedures applicable to each Arclight Member with respect to the Member Data it provides.

5. DATA CONTRIBUTION AGREEMENTS. The parties hereto hereby acknowledge that Arclight has certain obligations pursuant to the Data Contribution Agreements to de-identify and aggregate the Member Data it receives pursuant to such agreements. In connection with the transactions contemplated by this Agreement, Arclight hereby authorizes, empowers and engages NDCHealth to, and NDCHealth agrees to, encrypt all source and patient identification data embedded in all Member Data received by it hereunder from any Arclight Member and aggregate all such Member Data with the Member Data received by it hereunder from other Arclight Members (provided NDCHealth shall also have the right to aggregate all such Arclight Data with data received by it from other sources in accordance with the terms of this Agreement).

6. COORDINATING COMMITTEE.

6.1 General. The parties hereto shall establish and, during the term of this Agreement, maintain a “Coordinating Committee” to periodically review the relationship between the parties and their respective performance of this Agreement, all as contemplated by this Section 6.

6.2 Composition of Coordinating Committee. The Coordinating Committee shall be comprised of the managers of Arclight (each such manager an “Arclight Representative” and, together, the “Arclight Representatives”) and at least three (3) representatives of NDCHealth (each an “NDCHealth Representative” and, together, the “NDCHealth Representatives”), and each party may change its representatives on the Coordinating Committee on an annual basis (an “Annual Term”) or as otherwise agreed by the parties; provided, that, if any Arclight Representative or any NDCHealth Representative resigns voluntarily or is otherwise unable to serve, the party appointing such representative shall designate a replacement therefor to serve for the remainder of the then-applicable Annual Term; provided, further, that the Chief Executive Officer of NDCHealth shall be an NDCHealth Representative during each and every Annual Term. The initial chairperson of the Coordinating Committee shall be Brendan A. Ford, who shall, among other things, facilitate and organize the First Committee Meeting (as defined in Section 6.3).

6.3 Meetings. The Coordinating Committee shall meet on a quarterly basis to review the prior quarter’s activities and royalties (as provided in Section 8.3), to discuss activities in future periods and to consider such other matters as may be reasonably requested by a majority of the Arclight Representatives or a majority of the NDCHealth Representatives. At the last quarterly meeting during each Fiscal Year, NDCHealth shall make a presentation to the Coordinating Committee regarding its operating plan with respect to NDCHealth Products for the following Fiscal Year. The first meeting of the Coordinating Committee shall be held within ninety (90) days after the Closing (the “First Committee Meeting”), and, at such meeting, the Coordinating Committee shall adopt appropriate procedures to govern the conduct of its meetings.

6.4 Approval Rights. Notwithstanding anything else contained herein to the contrary, NDCHealth shall not commingle, combine, aggregate or disaggregate any Arclight Data in any Non-Core Product or R&C Studies product suite offered for license or sale by NDCHealth to any third party without the prior approval of a majority of the Arclight Representatives then serving on the Coordinating Committee, either in writing or at a duly convened meeting of the Coordinating Committee.

7. OTHER AGREEMENTS. The Data Delivery Agreement shall not be affected by this Agreement and shall continue in full force and effect according to its terms; provided, however, that at the Closing, the parties shall enter into an amendment to the Data Delivery Agreement (the “DDA Amendment”). The DDA Amendment shall provide that: (a) in the event this Agreement is still in effect at the end of the Initial Term (as such term is defined in the Data Delivery Agreement, i.e., May 29, 2005), the term of the Data Delivery Agreement shall be extended to be co-terminus with this Agreement; (b) for a period of three (3) years after the Closing, Arclight shall continue to pay to NDCHealth in cash all fees owed by Arclight to NDCHealth pursuant to Section 5.1 of the Data Delivery Agreement; (c) for all years subsequent to the third anniversary of the Closing, Arclight shall pay no such fees to NDCHealth, and NDCHealth instead shall reduce the royalties it pays to Arclight pursuant to Section 8.3 hereof, by an amount equal to the amount Arclight otherwise would be required to pay to NDCHealth pursuant to Section 5.1 of the Data Delivery Agreement; (d) notwithstanding anything in this Agreement to the contrary, beginning with NDCHealth’s Fiscal Year 2005 and continuing with respect to each Fiscal Year thereafter, Arclight shall not be required to pay (or be deemed to pay as contemplated by subsection (c) above) any fees to NDCHealth pursuant to Section 5.1 of the Data Delivery Agreement to the extent any such fees would exceed the royalties paid by NDCHealth to Arclight pursuant to Section 8.3 hereof with respect to such Fiscal Year; (e) the timing of payments to be made pursuant to the Data Delivery Agreement will be changed from monthly to quarterly beginning with NDCHealth’s 2005 Fiscal Year; and (f) notwithstanding the provisions of Section 2.1 of the Data Delivery Agreement, NDCHealth shall not have the right after the Closing to add any new “NDCHealth Data Providers” (as defined in the Data Delivery Agreement), without the prior written consent of Arclight.

8. COMPENSATION.

8.1 Initial Exclusivity Fee. At the Closing, NDCHealth shall issue to Arclight as the “Initial Exclusivity Fee” a number of shares of unregistered NDCHealth Common Stock equal to the quotient resulting from (a) $10,000,000, divided by (b) the average closing price of NDCHealth Common Stock for the twenty (20) trading days immediately preceding the third trading day prior to the Closing (the “Average Closing Price”). In addition, at the Closing NDCHealth and Arclight shall enter into: (y) the Registration Rights Agreement, pursuant to which NDCHealth shall grant, with respect to the shares of NDCHealth Common Stock to be received by Arclight pursuant to this Agreement or upon its exercise of the Warrant Agreement: (i) piggyback registration rights and (ii) one (1) demand registration, which shall only be exercisable if Arclight terminates this Agreement pursuant to Section 18.2 or 18.3 within the nine (9) month period beginning as of the Closing; and (z) the Warrant Agreement, pursuant to which NDCHealth shall grant to Arclight the right to purchase, in exchange for an aggregate exercise price of $10,000,000, the same number of shares of NDCHealth Common Stock as are issued to Arclight at the Closing as the Initial Exclusivity Fee pursuant to this Section 8.1; provided, however, Arclight shall not have the right to exercise its purchase rights under the Warrant Agreement until the third anniversary of the Closing, and the Warrant Agreement shall expire on the fifth anniversary of the Closing. As soon as reasonably practicable after the Closing, NDCHealth shall, to the extent required by the rules of the NYSE, file with the NYSE a listing application or other notice as may be required with respect to the shares of NDCHealth Common Stock issued to Arclight at the Closing as the Initial Exclusivity Fee and use its commercially reasonable efforts to obtain approval for the listing of such shares.

8.2 Additional Contingent Exclusivity Fee. Provided that each of the following conditions is satisfied on or before the third anniversary of the Closing, then on such date, NDCHealth shall issue or pay (as the case may be) to Arclight the “Additional Contingent Exclusivity Fee” (as hereinafter defined):

(a) the term of this Agreement is extended until December 31, 2013, pursuant to Section 18.1; and

(b) Wal-Mart has not resigned as an Arclight Member in accordance with the terms of the Agreement To Be Bound.

For purposes of this Agreement, and subject to Section 8.5, the “Additional Contingent Exclusivity Fee” shall mean, at Arclight’s election: (y) a number of unregistered shares of NDCHealth Common Stock equal to the quotient resulting from (i) $10,000,000, divided by (ii) the average closing price for NDCHealth Common Stock for the twenty (20) trading days immediately preceding the third trading day prior to December 31, 2006; or (z) a cash fee in the amount of $10,000,000 (such amount to be paid via wire transfer of immediately available funds to the bank account specified by Arclight and in lieu of any shares of NDCHealth Common Stock). Notwithstanding the foregoing, in the event Arclight elects to receive the Additional Contingent Exclusivity Fee pursuant to subsection (y) above, Arclight shall deliver to NDCHealth an investment letter in form reasonably acceptable to NDCHealth addressing the same matters set forth in Section 11.4, but with respect to the NDCHealth Common Stock to be issued as the Additional Contingent Exclusivity Fee. As soon as reasonably practicable after the issuance thereof, NDCHealth shall to the extent required by the rules of the NYSE, file with NYSE a listing application or other notice as may be required with respect to any shares of NDCHealth Common Stock issued to Arclight as the Additional Contingent Exclusivity Fee and use its commercially reasonable efforts to obtain approval for the listing of such shares.

8.3 Royalties. NDCHealth shall also pay to Arclight royalties calculated and paid in accordance with Exhibit H.

8.4 Audit Rights Regarding Royalties. Arclight shall have the right, (i) once per calendar year and (ii) at any such time as Arclight reasonably believes that NDCHealth has violated Section 8.3 of this Agreement, at its sole cost and expense, to engage an independent accounting firm to audit NDCHealth’s applicable books, records and computer systems for verification of the royalties paid by NDCHealth pursuant to Section 8.3 hereof. Arclight and its auditors shall hold all Confidential Information and Trade Secrets of NDCHealth obtained during any such audit in confidence, except to the extent reasonably necessary for Arclight to enforce its rights under this Agreement or as otherwise required to be disclosed by law. Arclight shall give NDCHealth at least five (5) business days advance written notice of any requested audit. The parties shall cooperate in the conduct of the audit, and Arclight and its auditors shall comply with the reasonable security procedures of NDCHealth in connection therewith. Any such audit shall be conducted during normal business hours and shall not interfere unreasonably with

NDCHealth’s operations. If, as a result of any such audit, it is determined that NDCHealth has underpaid Arclight, NDCHealth shall promptly pay the past due amount, plus interest accruing on such amount from the date such payment became due until the time such payment is made (the interest rate to be determined by the prime rate as published in the Wall Street Journal on the date such payment became due). If any such audit reveals NDCHealth underpaid Arclight by an amount greater than or equal to five percent (5%) of the amount owed for the period audited, then NDCHealth shall reimburse Arclight for its reasonable out-of-pocket costs associated with such audit.

8.5 Adjustment Based on Member Data. In the event any Arclight Member, other than any Arclight Member set forth on Schedule 8.5(a), ceases to provide (on a royalty-free basis) its Member Data to Arclight for inclusion in the Arclight Data prior to the third anniversary of the Closing, then: (a) Arclight shall, at its election, either (I) pay to NDCHealth in immediately available funds, within thirty (30) days thereafter an amount equal to the “Applicable Percentage” (as defined below) of $10,000,000 or (II) transfer to NDCHealth (together with stock powers duly executed in blank), within 30 days thereafter an amount equal to the Applicable Percentage of the shares of NDCHealth Common Stock received by Arclight pursuant to Section 8.1(a); and (b) the references to $10,000,000 (or such lesser amount as may have been previously determined pursuant hereto) contained in Sections 8.2 (y)(i) and 8.2(z) shall be changed to an amount equal to (i) $10,000,000 (or such lesser amount as may have been previously determined pursuant hereto) less (ii) an amount equal to the Applicable Percentage of $10,000,000. Notwithstanding the foregoing, no adjustment pursuant to subsections (a) and (b) above shall be made in the event an Arclight Member ceases to provide (on a royalty-free basis) its Member Data to Arclight because NDCHealth refused for any reason to extend the term of, or enter into a replacement agreement with respect to (which extension or replacement may be on new or different terms), any written agreement in effect as of the date hereof between NDCHealth and such Arclight Member (or, if applicable, a third party aggregator) pursuant to which NDCHealth purchases prescription data generated by such Arclight Member (either directly or through such third party aggregator) comparable to the Member Data. For purposes of this Agreement, “Applicable Percentage” shall mean, with respect to any Arclight Member: (x) in the event Wal-Mart has not then previously resigned as an Arclight Member in accordance with the Agreement To Be Bound, the current applicable percentage with respect to such Arclight Member set forth on Part I of Schedule 8.5(b); and (z) in the event Wal-Mart has then previously resigned as an Arclight Member in accordance with the Agreement To Be Bound, the applicable percentage (excluding Wal-Mart) with respect to such Arclight Member set forth on Part II of Schedule 8.5(b). Notwithstanding anything else contained herein to the contrary, but subject to Section 18.3(b), the remedy provided pursuant to this Section 8.5 shall be NDCHealth’s sole and exclusive remedy in the event an Arclight Member ceases to provide its Member Data to Arclight on a royalty-free basis for any reason at any time after the date hereof. Except as set forth in Section 3.2(b), Arclight shall not be required to purchase data from an Arclight Member to comply with its obligations hereunder.

9. COMPLIANCE WITH LAWS. In the performance of this Agreement, each party shall comply with all applicable federal, state and local laws, rules and regulations, including the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”).

10. NDCHEALTH WARRANTIES. NDCHealth represents and warrants to Arclight on the date hereof as follows:

10.1 Power and Authority. (a) It is duly organized, validly existing and in good standing under the laws of the State of Delaware. (b) It has full corporate power and authority to execute, deliver and perform this Agreement. (c) This Agreement, once validly executed by both parties, is a valid and binding obligation of NDCHealth, enforceable in accordance with its terms. (d) The execution, delivery and performance of this Agreement by NDCHealth shall not result in any violation of any formation or governing documents of NDCHealth or any applicable law, rule, regulation, order, writ, judgment, decree of any court or governmental or regulatory agency or authority, or any agreement, document or instrument to which NDCHealth is a party, by which it is bound or to which it is subject. (e) All shares of NDCHealth Common Stock issued hereunder, when issued in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and nonassessable.

10.2 Rights In NDCHealth Products. (a) All Core Products perform in accordance with all applicable laws and regulations in existence as of the date hereof, except to the extent any nonperformance would not materially impair NDCHealth’s ability to meet the Net Revenue minimum thresholds set forth on Exhibit H. (b) No Core Product infringes, misappropriates or violates any rights or claimed rights of any third party, including copyrights, patents, trademarks, service marks, trade secrets and other proprietary rights. (c) As of the Closing, it will hold or have obtained, as applicable, all licenses, consents and authorizations required to perform its obligations under this Agreement.

10.3 SEC Documents. NDCHealth has made available to Arclight (a) its annual report on Form 10-K for its fiscal year ended May 30, 2003, (b) its quarterly report on Form 10-Q for its quarter ended August 29, 2003, (c) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of NDCHealth since May 30, 2003, and (d) all of its other reports, statements, schedules and registration statements filed with the SEC since May 30, 2003 (all of the documents in subsections (a) - (d) being referred to herein collectively as the “SEC Documents”). As of its filing date, each SEC Document complied in all material respects with the Securities Act or Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. None of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any such misstatement or omission has been superseded by a subsequent report or other document filed with the SEC prior to the date hereof.

10.4 Financial Statements. As of the applicable filing date, the consolidated financial statements (including, in each case, any related notes) of NDCHealth included in the SEC Documents complied as to form and substance in all material respects with applicable accounting requirements of the SEC and the published rules and regulations of the SEC or other applicable SEC or NYSE rules and regulations with respect thereto. Such financial statements were prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent that they may include footnotes, may be condensed or summary statements) and fairly presented in all material respects, the financial position of NDCHealth as of the respective dates thereof and the results of operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

10.5 Absence of Material Adverse Effect. Since August 29, 2003, no Material Adverse Effect has occurred or exists and to NDCHealth’s knowledge, no event or circumstance has occurred that, with notice or passage of time or both, is reasonably likely to result in a Material Adverse Effect with respect to NDCHealth.

10.6 HSR. NDCHealth is its own sole “ultimate parent entity” (as defined in 16 C.F.R. § 801.1(a)(3)). The fair market value of the assets deemed to be acquired under the HSR Act pursuant to this Agreement have, within the sixty (60) day period prior to the Closing, been determined in good faith to be $50 million or less, by the Board of Directors of NDCHealth or by an entity delegated that function by such Board of Directors.

11. ARCLIGHT WARRANTIES. Arclight represents and warrants to NDCHealth as of the date hereof as follows:

11.1 Power and Authority. (a) It is duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) It has full limited liability company power and authority to execute, deliver and perform this Agreement; (c) This Agreement, once validly executed by both parties, is a valid and binding obligation of Arclight, enforceable in accordance with its terms; and (d) Except as set forth on Schedule 11.1, the execution, delivery and performance of this Agreement by Arclight shall not result in any violation of any formation or governing document of Arclight or any applicable law, rule, regulation, order, writ, judgment, decree of any court or governmental or regulatory agency or authority, or any agreement, document or instrument to which Arclight is a party, by which it is bound or to which it is subject.

11.2 Data Contribution Agreements. (a) Exhibit D contains a correct and complete list of all Data Contribution Agreements. (b) Except as set forth on Schedule 11.2, each Data Contribution Agreement is in full force and effect, is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of each party thereto. (c) Arclight has neither given nor received any notice of default, termination or partial termination under any Data Contribution Agreement to which an Arclight Member is a party, and, except as set forth on Schedule 11.2, there is no existing or continuing default by Arclight or, to its knowledge, any other party in the performance of any obligation under any such Data Contribution Agreement which would give rise to any right to terminate such Data Contribution Agreement. (d) Arclight has complied with the provisions of each Data Contribution Agreement, except to the extent its failure to comply would not give rise to any right to terminate such Data Contribution Agreement.

11.3 Rights in Licensed Items. (a) All Licensed Items perform in accordance with all applicable laws and regulations in existence as of the date hereof, except to the extent any nonperformance would not have a material adverse effect on NDCHealth’s ability to use the Licensed Items or give rise to a material obligation of NDCHealth. (b) No Licensed Item infringes, misappropriates or violates any rights or claimed rights of any third party enforceable in the United States, including copyrights, patents, trademarks, service marks, trade secrets and other proprietary rights. (c) No Licensed Item contains (i) any software code that is designed to be capable of disrupting, disabling or self-limiting the computer hardware or software associated with performing, or used in connection with, the Licensed Items, including locks, time bombs, and trap doors, (ii) any malicious software code that is designed to disrupt, cause damage to or deplete the resources of any computer hardware or software associated with performing the Licensed Items by self-duplicating, altering any files or otherwise, including viruses, Trojan horses, or worms, or (iii) any hidden communication capacity not reflected in this Agreement, except in the case of subsection (i), (ii) or (iii) above, to the extent it would not have a material adverse effect on NDCHealth’s ability to use the Licensed Items or give rise to a material obligation of NDCHealth. (d) Except as set forth on Schedule 11.3(d), as of the Closing, it will hold or have obtained, as applicable, all licenses, consents and authorizations required to perform its obligations under this Agreement.

11.4 Investment Intent. Arclight understands and acknowledges that the shares of NDCHealth Common Stock to be issued to it as the Initial Exclusivity Fee (the “Initial NDCHealth Shares”): (a) will not have been registered under the Securities Act or under any state securities laws; and (b) must be held indefinitely, unless and until subsequently registered or an exemption from registration becomes available (and the certificate(s) representing such shares shall bear an appropriate restrictive legend noting the same). Arclight is acquiring the Initial NDCHealth Shares for its own account, for investment purposes only, and not with a view to any distribution or resale thereof. Arclight has received the SEC Documents and all other information about NDCHealth requested by it in order to evaluate the merits and risks inherent in holding the Initial NDCHealth Shares. Arclight is a sophisticated investor with knowledge and experience in financial matters, is capable of evaluating the merits and risks of an investment in the Initial NDCHealth Shares, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement, is able to bear the economic risk of its investment in the Initial NDCHealth Shares, is presently able to afford the complete loss of such investment, and is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act).

12. EXCLUSION OF OTHER WARRANTIES. THE WARRANTIES CONTAINED IN SECTIONS 10 AND 11 ABOVE ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY OF THE DATA, TITLE AND NON-INFRINGEMENT) OF EITHER PARTY HERETO. THIS DISCLAIMER SHALL NOT AFFECT OR DIMINISH IN ANY WAY THE OBLIGATION OF EITHER PARTY TO COMPLY WITH THE PRIVACY AND SECURITY REQUIREMENTS ENACTED BY THE DEPARTMENT OF HEALTH AND HUMAN SERVICES UNDER HIPAA.

13. INDEMNIFICATION.

13.1 Indemnification by NDCHealth. NDCHealth shall indemnify, defend and hold Arclight and its Affiliates, and their respective officers, directors, managers, agents and employees, harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys’ fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from Arclight or any of its Affiliates, or any of their respective officers, directors, managers, agents or employees, arising out of or resulting from: (a) the marketing, license or sale of NDCHealth Products (excluding any matter for which Arclight is providing indemnification hereunder); (b) NDCHealth’s use of the Licensed Items, other than as permitted by this Agreement; (c) any breach of any representation, warranty, covenant or agreement in this Agreement by NDCHealth (other than any willful breach for which NDCHealth shall indemnify Arclight in accordance with subsection (e) below); (d) NDCHealth’s violation of any applicable federal, state, local or other laws, regulations, rules, ordinances or codes (including any violation of HIPAA or similar state privacy laws) in the performance of this Agreement, except to the extent caused by Arclight or any Arclight Member (but only to the extent such violation is caused by the failure of any Arclight Member to comply with the terms of its respective Data Contribution Agreement); or (e) the gross negligence or willful misconduct of NDCHealth.

13.2 Indemnification by Arclight. Arclight shall indemnify, defend and hold NDCHealth and its Affiliates, and their respective officers, directors, managers, agents and employees, harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys’ fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from NDCHealth or any of its Affiliates, or any of their respective officers, directors, managers, agents or employees, arising out of or resulting from: (a) any breach of any representation, warranty, covenant or agreement in this Agreement by Arclight (other than any willful breach for which Arclight shall indemnify NDCHealth in accordance with subsection (d) below); (b) a third party claim that Arclight has insufficient rights to provide any Arclight Data to NDCHealth in the manner required by this Agreement and/or to allow NDCHealth to use the same as permitted hereunder; (c) Arclight’s violation of any applicable federal, state, local or other laws, regulations, rules, ordinances or codes in the performance of this Agreement; or (d) the gross negligence or willful misconduct of Arclight.

13.3 Indemnification Process. The indemnification obligations hereunder shall require that promptly after either party receives a threat of any such action, or a notice of the commencement or filing of any action which may be subject to the provisions of this Section 13, NDCHealth or Arclight, as applicable, shall notify the indemnifying party and tender the matter to the indemnifying party for resolution or litigation, at the indemnifying party’s sole cost and expense. The failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 13, except to the extent it has been materially prejudiced by such failure. The indemnifying party shall keep the other party reasonably apprised of the continuing status of the claims or actions covered by this Section, including any lawsuits resulting therefrom, and shall permit the other party, upon its written request, to participate (at the indemnified party’s own expense) in the defense or settlement of any such claim or action. Each indemnified party, as a condition of the indemnity obligations contained in this Section 13 shall cooperate with the indemnifying party in the defense and settlement of any such claim or action. In any claim or action, the defense of which is controlled by the indemnifying party, the indemnifying party shall not, without the indemnified party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), compromise or settle such claim if: (a) such compromise or settlement would: (i) impose an injunction or other equitable relief upon the indemnified party (except with regard to the use of any infringing intellectual property); and/or (ii) result in any finding, admission or the like with respect to the indemnified party or its business, assets or properties; or (b) such compromise or settlement does not include a release of the indemnified party (fully funded under this Section 13 by the indemnifying party) from all liability relating to such claim for which the indemnified party is entitled to be indemnified.

14. DAMAGES AND LIMITATION OF LIABILITY.

14.1 EXCEPT FOR CLAIMS ARISING OUT OF A BREACH OF CONFIDENTIALITY PROVIDED FOR IN ARTICLE 15 AND FOR INDEMNIFICATION PURSUANT TO SECTIONS 13.1(a), 13.1(b), 13.1(e), 13.2(b), or 13.2(d), IN NO EVENT SHALL NDCHEALTH OR ARCLIGHT BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, OR ANY OTHER INDIRECT LOSS OR DAMAGE, INCLUDING LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION RESULTING THEREFROM, WHETHER IN AN ACTION FOR OR ARISING OUT OF ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE. NO ACTION OR PROCEEDING HEREUNDER OR RELATING HERETO MAY BE COMMENCED MORE THAN TWO YEARS AFTER THE DATE THE INJURED PARTY BECOMES AWARE OF THE CAUSE OF ACTION.

14.2 EXCEPT FOR (a) CLAIMS ARISING OUT OF A BREACH OF CONFIDENTIALITY PROVIDED FOR IN SECTION 15 AND FOR INDEMNIFICATION PURSUANT TO SECTIONS 13.1(a), 13.1(b), 13.1(c) (BUT ONLY WITH RESPECT TO A BREACH OF THE REPRESENTATIONS CONTAINED IN SECTION 10.6)), 13.1(d), 13.1(e), 13.2(b), 13.2(c), and 13.2(d), AND (b) ANY PAYMENT OBLIGATIONS AS SET FORTH IN THIS AGREEMENT (OTHER THAN PURSUANT TO SECTION 13), EACH OF NDCHEALTH’S AND ARCLIGHT’S CUMULATIVE AGGREGATE LIABILITY ARISING UNDER THIS AGREEMENT, FOR ANY AND ALL CLAIMS, LOSSES, DAMAGES, OR EXPENSES, FROM ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, SHALL BE LIMITED TO DIRECT, PROVEN DAMAGES IN AN AMOUNT NOT TO EXCEED TWO MILLION DOLLARS ($2,000,000); PROVIDED, HOWEVER, ARCLIGHT SHALL BE LIABLE FOR UP TO AN ADDITIONAL EIGHT MILLION DOLLARS ($8,000,000) OF DAMAGES WITH RESPECT TO ANY CLAIM UNDER SECTION 13.2(a) FOR ANY BREACH OF SECTION 11.3(b); PROVIDED FURTHER, NDCHEALTH SHALL ONLY BE ENTITLED TO OFFSET ANY SUCH DAMAGES AGAINST THE ROYALTIES OWED BY IT PURSUANT TO SECTION 8.3.

14.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY DAMAGES, HOWEVER DESIGNATED, FOR FAILURE TO PERFORM UNDER THIS AGREEMENT TO THE EXTENT SUCH FAILURE TO PERFORM WAS CAUSED BY ANY ACT OR OMISSION TO ACT BY THE OTHER PARTY OR SUCH OTHER PARTY’S EMPLOYEES, AGENTS, REPRESENTATIVES OR MEMBERS (IN THEIR CAPACITY AS SUCH).

15. CONFIDENTIALITY.

15.1 Confidentiality Obligations. In recognition of the other party’s need to protect its legitimate business interests, each party hereto hereby covenants and agrees that it shall regard and treat each item of information or data constituting a Trade Secret or Confidential Information of the other party as strictly confidential and wholly owned by such other party and that it will not use, distribute, disclose, reproduce or otherwise communicate any such item of information or data to any Person for any purpose other than in connection with its performance of this Agreement (and in accordance with the terms of this Article 15). The covenant contained in the preceding sentence shall apply: (i) with respect to Confidential Information, at all times during the term of this Agreement and for a period of three (3) years thereafter; and (ii) with respect to Trade Secrets, at all times such data or information constitutes a “trade secret” under applicable law.

15.2 Permitted Disclosure. Each party may disclose Confidential Information and Trade Secrets of the other party to those of its officers, directors, employees, agents, independent contractors and advisors who need to know such Confidential Information or Trade Secrets in order to enable such party to perform its obligations under this Agreement or any other document or instrument executed in connection with the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, Arclight shall be permitted to disclose this Agreement and all matters related hereto to the Arclight Members; provided, however: (a) Arclight shall not disclose any Confidential Information or Trade Secrets of NDCHealth regarding any agreement between NDCHealth and an Arclight Member to any other Arclight Member; and (b) Arclight shall not disclose any Confidential Information or Trade Secrets of NDCHealth to any Arclight Member unless and until such Arclight Member has agreed in writing to maintain the confidentiality thereof on terms no less favorable than those contained in this Section 15. Each party shall be responsible for ensuring the continued confidentiality of all Trade Secrets and Confidential Information of the other party known by, disclosed or made available to such of its officers, directors, employees, agents, independent contractors and advisors, including, without limitation, instructing its officers, employees, independent contractors, agents and advisors to maintain the confidentiality of such Confidential Information and Trade Secrets.

15.3 Required Disclosure. Subject to Section 15.4 below, if a party becomes legally compelled to disclose any Confidential Information or Trade Secrets of the other party (whether by judicial or administrative order, applicable law, rule or regulation, or otherwise), such party will use its reasonable efforts to provide the other party with prior notice thereof so that the other party may seek a protective order or other appropriate remedy to prevent such disclosure; provided, however, that such party will use its reasonable efforts (at the other party’s expense) to maintain the confidentiality of such Confidential Information and Trade Secrets. If such protective order or other remedy is not obtained prior to the time such disclosure is required, such party will only disclose that portion of such Confidential Information and Trade Secrets which it is legally required to disclose.

15.4 Tax Treatment and Tax Structure. Notwithstanding anything to the contrary set forth herein, except as reasonably necessary to comply with applicable securities laws, any parties to the transactions contemplated by this Agreement (referred to in this paragraph as the “Transaction”) (and each employee, representative, or other agent of such parties) may disclose to any and all persons, without limitation of any kind, the Tax Treatment and Tax Structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such Tax Treatment and Tax Structure. For purposes of this provision, “Tax Treatment” is strictly limited to the purported or claimed U.S. federal income tax treatment of the Transaction contemplated by this Agreement and “Tax Structure” is strictly limited to any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the Transaction, and neither term includes information relating to the identity of any party to the Transaction or any of such party’s representatives, the existence and status of negotiations between the parties, or financial, business, legal or other information regarding a party (or any of its Representatives), to the extent not related to the Tax Treatment or Tax Structure of the Transaction. This authorization of tax disclosure is retroactively effective to the commencement of the first discussions between the parties regarding the Transaction contemplated herein. These provisions are meant to be interpreted so as to prevent the Transaction from being treated as offered under “conditions of confidentiality” within the meaning of the Internal Revenue Code and the Treasury Regulations thereunder.

15.5 Return of Information. Upon termination of this Agreement, or promptly upon receipt of written notice from the other party, each party shall return to the other party all copies, versions or abstracts of written or descriptive materials of any kind that contain or discuss any Confidential Information or Trade Secrets of such other party, and the confidentiality obligations of this Agreement shall continue in full force and effect.

16. CONDITIONS TO CLOSING.

16.1 Arclight Conditions to Closing. The obligations of Arclight under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

(a) Each of the representations and warranties of NDCHealth contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing as if made on such date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing as if made on and as of such date;

(b) NDCHealth shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and

(c) The Managers of Arclight shall have approved this Agreement and the transactions contemplated hereby.

16.2 NDCHealth Conditions to Closing. The obligations of NDCHealth under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

(a) Each of the representations and warranties of Arclight contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing as if made on such date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing as if made on and as of such date;

(b) Arclight shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c) The Board of Directors of NDCHealth shall have approved this Agreement and the transactions contemplated hereby;

(d) The Arclight Members (other than any Arclight Member set forth on Schedule 8.5(a)) shall have agreed in writing to continue to provide their respective Member Data to Arclight on a royalty-free basis until December 31, 2013, as contemplated by Section 3.1; and

(e) Arclight shall have obtained all required consents to transfer and assign to NDCHealth the agreements listed on Schedule 16.2 pursuant to the terms of the Transition Agreement.

16.3 Reasonable Efforts. Each party hereto shall use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to enable the Closing to occur as soon as reasonably practical after the date hereof.

17. CLOSING AND DELIVERIES AT CLOSING.

17.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held as soon as reasonably practicable (but in any event within five (5) business days) after the satisfaction of the conditions contained in Section 16 on such date and at such time and place as the parties shall mutually agree.

17.2 Arclight Deliveries at Closing. At the Closing, Arclight shall deliver to NDCHealth each of the following, in form and substance reasonably satisfactory to NDCHealth:

(a) The Registration Rights Agreement, duly executed by Arclight.

(b) The Warrant Agreement, duly executed by Arclight.

(c) The Transition Agreement, duly executed by Arclight.

(d) The DDA Amendment, duly executed by Arclight.

(e) Any other information, documents or certificates reasonably requested by NDCHealth to give effect to the transactions contemplated hereby.

17.3 NDCHealth Deliveries at Closing. At the Closing, NDCHealth shall deliver to Arclight each of the following, in form and substance reasonably satisfactory to Arclight:

(a) The Initial Exclusivity Fee as contemplated by Section 8.1.

(b) The Registration Rights Agreement, duly executed by NDCHealth.

(c) The Warrant Agreement, duly executed by NDCHealth.

(d) The Transition Agreement, duly executed by NDCHealth.

(e) The DDA Amendment, duly executed by NDCHealth.

(f) Any other information, documents or certificates reasonably requested by Arclight to give effect to the transactions contemplated hereby.

18. TERM AND TERMINATION.

18.1 Term. The term of this Agreement shall commence as of the date hereof and continue until December 31, 2010; provided, however, that the provisions of Section 2 shall not become effective until the Closing; provided, further, the term of this Agreement shall be automatically extended to December 31, 2013, in the event NDCHealth is required to pay aggregate royalties to Arclight pursuant to Section 8.3 in excess of $3,700,000 with respect to the periods ending on or before December 31, 2005.

18.2 Termination for Breach. Either party may terminate this Agreement by delivering a written termination notice to the other party in the event such other party fails to correct or cure any material breach of any covenant or agreement contained herein to be performed by such other party after the Closing within ninety (90) days after its receipt of written notice of such breach from such party.

18.3 Special Termination Rights.

(a) Notwithstanding anything else contained herein to the contrary, in the event (i) NDCHealth materially breaches in an intentional, reckless or grossly negligent manner the provisions contained in Sections 2.4, 5 or 9 (but, with respect to Section 9, only as it relates to a violation of HIPAA or similar state privacy laws and except to the extent caused by Arclight or any Arclight Member), (ii) Arclight does not earn royalties pursuant to Section 8.3 (without regard to any offset thereto or reduction thereof contemplated by this Agreement) in an amount equal to at least $1,000,000 with respect to NDCHealth’s 2005 Fiscal Year or at least $2,000,000 with respect to any Fiscal Year thereafter, or (iii) there is a sale, lease, license, combination or other disposition by NDCHealth of any material asset(s) used in its Information Management Business to any Person not an Affiliate of NDCHealth (whether by sale of stock or assets, merger, consolidation or otherwise) which would adversely affect Net Revenues, then, in each case, Arclight shall have the right to terminate this Agreement upon delivery of a written termination notice to NDCHealth (which, in the case of clause (ii), must be made within 120 days after the end of the applicable Fiscal Year).

(b) Notwithstanding anything else contained herein to the contrary, in the event Arclight is required to pay to NDCHealth at least $5,000,000 in the aggregate pursuant to Section 8.5(a), then NDCHealth shall also have the right to terminate this Agreement upon delivery of a written termination notice to Arclight (which notice must be delivered to Arclight within 120 days after NDCHealth becomes aware thereof).

18.4 Insolvency. Either party may terminate this Agreement by written notice to the other party, effective immediately upon receipt, if the other party (a) shall file a petition in bankruptcy, (b) shall be adjudicated as bankrupt, (c) shall take advantage of the insolvency laws of any jurisdiction to which it is subject, (d) shall make an assignment for the benefit of creditors, (e) shall be voluntarily or involuntarily dissolved, (f) shall admit in writing its inability to pay debts as they come due, or (g) shall have a receiver, trustee or other court officer appointed for its property.

18.5 Early Termination Right. Either party may terminate this Agreement by delivering a written termination notice to the other party in the event the Closing shall not have occurred on or before December 31, 2003; provided, however, a party shall not be entitled to exercise its rights pursuant to this Section 18.5 in the event the failure to close is caused by any breach of this Agreement by such party. If this Agreement is terminated prior to the Closing, neither party shall have any further obligations under this Agreement (other than pursuant to Sections 15 and 20.16), provided that nothing herein shall relieve either party from liability for its willful breach of this Agreement.

18.6 Consequences of Termination. Upon expiration or termination of this Agreement after the Closing:

(a) NDCHealth shall deliver to Arclight copies of all NDCHealth-owned Improvements. With respect to NDCHealth-owned Improvements that are computer code, such Improvements shall be delivered in both source code and object code formats, and together with any related documentation;

(b) Arclight shall be deemed to have exercised the right and license granted by NDCHealth pursuant to Section 2.6 hereof;

(c) Each party hereto shall return the Confidential Information and Trade Secrets of the other party, in accordance with Section 15.5;

(d) NDCHealth shall pay to Arclight all unpaid fees due to Arclight in accordance with the terms hereof; and

(e) The following sections shall survive the termination or expiration of this Agreement for any reason: 2.1 (but only with respect to Arclight Data received prior to the termination of this Agreement), 2.4, 2.6, 2.9, 8.4 (for a period of six months after termination or expiration of this Agreement), 12, 13, 14, 15, 18.6, 19 and 20.

provided, that, if the Closing occurs and this Agreement is duly terminated by Arclight pursuant to Sections 18.2, 18.3(a) or 18.4 within nine (9) months thereafter, NDCHealth shall pay to Arclight an amount equal to $3,000,000 in immediately available funds within two (2) business days after such termination.

19. DISPUTE RESOLUTION. Disputes arising under this Agreement shall be resolved as follows:

19.1 Negotiation between Representatives. If the parties hereto are unable to agree on any substantive matter under this Agreement (a “Dispute”), the parties shall attempt to resolve the Dispute promptly by negotiations between the NDCHealth Representatives and the Arclight Representatives for a period of 60 days after notification of a Dispute.

19.2 Preservation of Status Quo; Ongoing Performance. Notwithstanding anything to the contrary set forth herein, neither party shall be required to submit any Dispute regarding the interpretation of any provision of this Agreement, the performance by either party of such party’s obligations under this Agreement or a default hereunder to the mechanism set forth above in connection with any temporary restraining order or other temporary or preliminary relief to preserve the status quo pending final resolution of the Dispute pursuant to this Section 19. Each party agrees to continue performing its obligations under this Agreement pending the resolution of any Dispute that is being resolved hereunder (including if the Dispute relates to the propriety of a termination by a party), unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement.

20. MISCELLANEOUS.

20.1 Notices.

(a) All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), or by a recognized national overnight courier service as set forth below:

If to Arclight:	Arclight Systems LLC
c/o Brendan A. Ford
Executive Vice President – Corporate Development
Cardinal Health Inc.
7000 Cardinal Place
Dublin, Ohio 43017

with a copy to:	Gary D. Gerstman
Sidley Austin Brown & Wood LLP
Bank One Plaza
10 S. Dearborn Street
Chicago, Illinois 60603

If to NDCHealth:	NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010
Attention: Chief Executive Officer

with a copy to:	NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010
Attention: General Counsel

and a copy to:	Stephen E. Lewis
Troutman Sanders LLP
Bank of America Plaza
600 Peachtree Street, NE - Suite 5200
Atlanta, Georgia 30308-2216

(b) Notices delivered pursuant to Section 20.1(a) shall be deemed given: (i) at the time delivered, if personally delivered; (ii) at the time received, if mailed; and (iii) one (1) business day after timely delivery to the courier, if by overnight courier service.

(c) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with this Section 20.1.

20.2 Survival of Representations and Warranties. The representations and warranties of NDCHealth and Arclight in this Agreement (and any claims of breach or misrepresentation with respect thereto) shall survive in full force and effect after the Closing; provided, however, the representations and warranties contained in Sections 10.3, 10.4, 10.5, 11.3(c), 11.3(d) and 11.4 shall only survive for a period of one (1) year after the Closing.

20.3 Entire Agreement; Third-Party Beneficiaries. This Agreement, including all Exhibits and Schedules hereto (all of which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties and specifically supersedes any other agreement or understanding among the parties related to the subject matter hereof. Except for (i) the Arclight Members (and only with respect to Sections 4.1, 13.1, 20.3 and 20.16) and (ii) those persons entitled to indemnification under Section 13 (and only to the extent of such indemnification), who are expressly made third-party beneficiaries of this Agreement, nothing in this Agreement, express or implied, is intended to confer on any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities.

20.4 Waiver; Amendment. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party unless confirmed in a writing signed by such party. No waiver by either party of any term or provision of this Agreement or of any default hereunder shall affect such party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified, amended or supplemented except through a writing signed by both parties.

20.5 Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein. The parties hereto further agree that, in the event such provision is an essential part of this Agreement, they will immediately begin good faith negotiations for a suitable replacement provision.

20.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the principles of conflicts of laws.

20.7 Assignment. Neither party hereto may assign this Agreement, in whole or in part, without the prior written consent of the other party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

20.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

20.9 Headings. The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

20.10 Reference with Agreement. Numbered or lettered articles, sections, paragraphs, subsections, schedules and exhibits herein contained refer to articles, sections, paragraphs, subsections, schedules and exhibits of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all Exhibits and Schedules and all amendments to any of them unless the context shall clearly indicate or require otherwise. The word “including” (and all derivations thereof) shall be construed to mean “including, without limitation.”

20.11 Enforcement. In the event of any litigation to enforce the terms of this Agreement, the prevailing party in such dispute will have the right to recover its reasonable attorneys’ fees and litigation costs from the other party.

20.12 Interpretation. This Agreement shall not be construed more strictly against either party regardless of which party is responsible for its preparation.

20.13 Relationship. It is expressly agreed by the parties hereto that each is at all times acting and performing hereunder as an independent contractor and not as an agent for the other, and that no act of commission or omission of either party hereto shall be construed to make or render the other party its principal, agent, joint venturer or associate, except to the extent specified herein. Neither party hereto shall have the authority to act in the other party’s name except as is expressly provided in this Agreement.

20.14 Further Assurances. Upon the reasonable request of the other party, each party agrees to take any and all actions necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

20.15 Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

20.16 Public Announcements. Neither NDCHealth nor Arclight shall, without the prior written approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that NDCHealth or any of its Affiliates shall be so obligated by law or the rules of any stock exchange, in which case NDCHealth shall use its commercially reasonable efforts to provide advance notice thereof to Arclight. NDCHealth shall not make any press release or other public announcement concerning the transactions contemplated by this Agreement that references any Arclight Member without the prior written consent of such Arclight Member, except as and to the extent that NDCHealth or any of its Affiliates shall be so obligated by law or the rules of any stock exchange, in which case NDCHealth shall use its commercially reasonable efforts to provide advance notice thereof to such Arclight Member.

20.17 Payment and Reimbursement of Expenses; Offsets. The parties acknowledge that the royalty payments owed by NDCHealth to Arclight pursuant to Section 8.3 may be subject to offset in accordance with the terms of Sections 7 and 14.2 of this Agreement. Except as specifically provided in Sections 7 and 14.2, each party hereto shall reimburse the other for any amounts required to be reimbursed by such party pursuant to this Agreement within thirty (30) days after its receipt of a written invoice therefor from such other party (together with any supporting documentation or other evidence therefor reasonably requested by such party). Except for any setoff pursuant to and in accordance with Sections 7 and 14.2 of this Agreement, it is understood and agreed by the parties that neither party shall be entitled to set off any amounts owing to the other party hereunder for any reason, unless and until any proposed offset (i) has been agreed to in writing by such other party or (ii) has been finally determined by a court of competent jurisdiction.

IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Agreement as of the day and year first above written.

“Arclight” ARCLIGHT SYSTEMS LLC

By:

Mike Buettner, Chief Financial Officer

“NDCHealth” NDCHEALTH CORPORATION

By:

Randolph L.M. Hutto, Executive Vice President and Chief Financial Officer